Exhibit 10.1

SIXTH AMENDMENT TO LEASE

This SIXTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of October 25, 2011 (the “Reference Date”), by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and LINKEDIN CORPORATION a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease dated as of March 20, 2007 (the “Original Lease”), as amended by (i) a First Amendment to Lease dated September 28, 2007 (the “First Amendment”), (ii) a Second Amendment to Lease dated June 25, 2008 (the “Second Amendment”), (iii) a Third Amendment to Lease dated December 18, 2009 (the “Third Amendment”), (iv) a Fourth Amendment to Lease dated March 3, 2010 (the “Fourth Amendment”), and (v) a Fifth Amendment to Lease dated December 17, 2010 (the “Fifth Amendment”) (the Original Lease and the five (5) amendments shall be referred to herein collectively as the “Lease”), pertaining to the Britannia Shoreline Technology Park in Mountain View, California (the “Project”).

B. Pursuant to the Lease Tenant leases certain premises currently containing approximately 144,843 rentable square feet of space (all of such space, collectively, the “Existing Premises”), currently consisting of the following:

(i) approximately 40,004 rentable square feet of space constituting the entire building located at 2025 Stierlin Court (the “2025 Building”),

(ii) approximately 35,921 rentable square feet of space constituting the entire building located at 2027 Stierlin Court (the “2027 Building”), and

(iii) approximately 68,918 rentable square feet of space in the building located at 2029 Stierlin Court (the “2029 Building”).

C. Tenant also subleases, pursuant to a sublease dated February 18, 2010 (“LinkedIn Sublease”) with Microsemi Corporation (“Microsemi”), successor in interest to Actel Corporation, certain premises containing approximately 44,930 rentable square feet of space located primarily on the second floor of a building in the Project located at 2051 Stierlin Court (the “2051 Building”), but including the lobby area on the southeast side of the first floor of the 2051 Building, the stairwell located on the east side of the 2051 Building and the stairwell located on the west side of the 2051 Building.

D. Tenant desires to further expand the Existing Premises by the addition of:

(i) two (2) existing buildings in the Project, the first being the entirety of the 2051 Building (containing approximately 92,256 rentable square feet of space), and the second being the entirety of the existing building in the Project located at 2061 Stierlin Court (containing approximately 66,096 rentable square feet of space) (the total 158,352 rentable square feet in such two (2) buildings hereinafter collectively, the “Expansion Premises”), which Expansion Premises is currently leased to Microsemi pursuant to a lease dated as of February 7, 2003 (the “Microsemi Lease”), and

(ii) all of a new building to be constructed by Landlord at 2019 Stierlin Court, which will contain approximately 70,000 rentable square feet of space (the “New Building Premises”).

E. Landlord and Tenant desire to provide for the addition of the Expansion Premises to the Existing Premises upon the termination of the Microsemi Lease and the LinkedIn Sublease, to provide for the addition of the New Building Premises to the Existing Premises, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2. Modification of Premises.

2.1. Expansion Premises. Subject to the provisions of Section 18 below, effective as of January 1, 2012 (the “Expansion Commencement Date”) Landlord shall deliver and lease the Expansion Premises to Tenant, and Tenant shall lease the Expansion Premises from Landlord. Effective as of such date the Existing Premises, together with the Expansion Premises, shall be the “Premises” under the Lease and shall contain approximately 303,195 rentable square feet. Landlord acknowledges and agrees that, commencing on the Expansion Commencement Date, Tenant intends to sublease (pursuant to that certain “Temporary Space Sublease”) a portion of the Expansion Premises back to Microsemi so that Microsemi may vacate the Expansion Premises in phases. Concurrently herewith, Landlord, Tenant and Microsemi have entered into that certain Consent of Master Landlord to Sublease pursuant to which Landlord has consented to the Temporary Space Sublease.

2.2. New Building Premises. Effective as of the date (the “New Building Commencement Date”) that the New Building Premises are delivered to Tenant with the Tenant Improvements (as defined in the Workletter attached hereto as Exhibit B) substantially complete (provided that in any event the New Building Commencement Date shall not be later than the date that is one hundred forty (140) days after the substantial completion of the Warm Shell Work, subject to Landlord Delays and Unavoidable Delays, all as defined in the Workletter), Tenant shall lease from Landlord and Landlord shall lease to Tenant the New Building Premises. The period of time commencing on the New Building Commencement Date and ending on the New Expiration Date (as defined below) is referred to herein as the “New Building Term”. Effective as of the New Building Commencement Date, the Existing Premises, together with the Expansion Premises and New Building Premises shall be the “Premises” under the Lease, and shall contain approximately 373,195 rentable square feet. Notwithstanding the foregoing, following the substantial completion of the Warm Shell Work and the Landlord TI Work, Landlord shall cause its architect to certify the actual rentable square footage of the New Building Premises, calculated on the basis of the measurement standard utilized by Landlord within its office and research and development real estate portfolio, and, to the extent the square footage is different than that set forth in Recital B, all applicable amounts set forth in this Amendment that are based on the square footage of the New Building Premises (including, without limitation, the minimum monthly rental applicable to the New Building Premises, the Center-Wide Share, the Improvement Allowance, and the New Building Security Deposit) shall be appropriately adjusted.

3. Lease Term. The term of Tenant’s Lease is currently scheduled to expire on April 30, 2015. Notwithstanding the foregoing, the term of Tenant’s Lease, with respect to the Existing Premises, the Expansion Premises and the New Building Premises, is hereby extended to, and shall expire on, the date (the “New Expiration Date”) that is ten (10) years after the New Building Commencement Date. The period of time commencing on the Expansion Commencement Date and terminating on the New Expiration Date shall be referred to herein as the “Extended Term.”

4. Minimum Rental.

4.1. Existing Premises. Tenant shall continue to pay minimum monthly rental for the Existing Premises in accordance with the terms of the Lease.

4.2. Existing Premises and Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Extended Term, Tenant shall pay to Landlord minimum monthly rental for the Existing Premises and Expansion Premises, containing approximately 303,195 rentable square feet in the aggregate, as follows:

Calendar Year	Monthly Minimum Rental	Minimum Monthly Rent per RSF
2012	$803,466.75	$2.6500
2013	$831,603.25	$2.7428
2014	$860,679.65	$2.8387
2015	$890,817.23	$2.9381
2016	$921,985.68	$3.0409
2017	$954,275.94	$3.1474
2018	$987,657.71	$3.2575
2019	$1,022,221.94	$3.3715
2020	$1,057,998.95	$3.4895
2021	$1,095,049.38	$3.6117
2022	$1,133,373.23	$3.7381
2023	$1,173,031.14	$3.8689

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the minimum monthly rental payable for the Expansion Premises for the first full month of the Expansion Term.

4.3. New Building Premises. Commencing on the New Building Commencement Date, and continuing throughout the New Building Term, Tenant shall pay to Landlord minimum monthly rental for the New Building Premises in accordance with the following chart. As used therein, the term “Year of New Building Term” shall mean each consecutive twelve (12) month period commencing on the New Building Commencement Date.

Year of New Building Term	Monthly Minimum Rental	Minimum Monthly Rent per RSF
1	$252,000.00	$3.6000
2	$260,820.00	$3.7260
3	$269,948.70	$3.8564
4	$279,396.18	$3.9914
5	$289,176.93	$4.1311
6	$299,298.20	$4.2757
7	$309,774.00	$4.4253
8	$320,612.98	$4.5802
9	$331,835.49	$4.7405
10	$343,449.22	$4.9064

5. Tenant’s Operating Cost Share. Effective as of the Expansion Premises Commencement Date, and continuing through the Expansion Term, Tenant’s Operating Cost Share under the Lease shall be amended to be the following amounts: (i) in the case of Operating Expenses that are reasonably allocable solely to any Building, including the New Building, one hundred percent (100%) of such Operating Expenses (as after the Expansion Premises Commencement Date Tenant will be leasing 100% of each Building it occupies), and (ii) after the Expansion Premises Commencement Date (but prior to the New Building Commencement Date) in the case of Operating Expenses that are determined and allocated on a Center-wide basis, forty-one and ninety-five one-hundredths percent (41.95%) of such Operating Expenses (the “Center-Wide Share”). Following the New Building Commencement Date, the Center-Wide Share shall be appropriately amended based on the finally determined square footage of the New Building Premises.

6. Improvements.

6.1. Existing Premises and Expansion Premises Improvements. Landlord hereby grants Tenant an improvement allowance in the amount of $10.00 per rentable square foot of the Existing Premises and the Expansion Premises (i.e., $3,031,950.00) (the “Improvement Allowance”) to be used by Tenant in connection with the construction of improvements or alterations in the Existing Premises and Expansion Premises (the “Improvements”), with the Improvement Allowance allocable between the Existing and Expansion Premises in Tenant’s sole discretion. Upon expiration or termination of the Lease, as it may be extended, Tenant shall not be required to remove any Improvements to the Existing Premises and/or the Expansion Premises to which Landlord has consented. Notwithstanding the foregoing, however, upon the expiration or termination of the Lease, as it may be extended, Tenant shall at Tenant’s expense remove all cabling installed in any portion of the Existing Premises, the Expansion Premises and the New Building Premises, except to the extent Landlord in its discretion agrees in writing at the time of such expiration or termination that all or any specified portion of such cabling may be left in place.

6.2. Disbursement of Improvement Allowance. Landlord shall disburse the Improvement Allowance to Tenant in connection with the construction and completion of the Improvements, and in accordance with Landlord’s reasonable and customary disbursement procedures, as set forth herein. The funding of the Improvement Allowance shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant, and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord reasonably may prescribe (which conditions may include, without limitation, delivery of invoices, architect’s certificates and/or other evidence reasonably satisfactory to Landlord that expenses have been incurred for the design and construction of alterations and improvements to the Existing Premises and/or Expansion Premises, and delivery of conditional or unconditional lien releases from all parties performing the actual work). Notwithstanding the foregoing, any amount of the Improvement Allowance that has not been allocated or disbursed on or before December 31, 2012, shall revert to Landlord and Tenant shall have no further rights thereto. Landlord shall not charge a supervisory or construction management fee relating to the Improvements, but Landlord shall be permitted to recover from Tenant or deduct from the Improvement Allowance Landlord’s actual out-of-pocket fees paid by Landlord to third party consultants or service providers (including third party project managers) which Landlord determines reasonably necessary to facilitate its review and approval of the Improvements. The Improvement Allowance shall not be used by Tenant for moving or relocation expenses, furniture, fixtures or other personal property, or for exterior improvements or signage. Except as specifically set forth in this Section 6, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises or the Expansion Premises pursuant to this Amendment.

6.3. Delivery; “As-Is”. Tenant shall accept the Expansion Premises from Landlord on the Expansion Commencement Date in its then existing, “as-is” condition, and, other than the Improvement Allowance and except as set forth in this Section 6.3, Landlord shall have no obligation to pay for or make any improvements to the Expansion Premises (subject, however, to Landlord’s obligations for maintenance and repair as set forth in the Lease). Landlord hereby represents and warrants to Tenant that in connection with the termination of the Microsemi Lease, Microsemi is required to surrender the Expansion Premises to Landlord clear of all hazardous materials, and with Microsemi’s hazardous materials closure plan approved and signed of on by all applicable governmental agencies.

6.3.1 Condition of Expansion Premises. Within thirty (30) days after the Expansion Commencement Date, Landlord, at no cost to Tenant, shall cause (i) the roof, roof membrane, foundations, structural elements and windows of the Expansion Premises, and (ii) the sprinkler and fire/life safety systems serving the Expansion Premises to be in good working condition. Thereafter, the repair and maintenance obligations of the respective parties with respect to the Expansion Premises shall be governed by the applicable provisions of the Lease, except that Tenant shall have until ninety (90) days after the Expansion Commencement Date to ascertain that all such elements and systems were in good working condition as of the date that was thirty (30) days after the Expansion Commencement Date, and to notify Landlord in writing of any respects in which such elements and systems were not in the required condition, in which event Landlord, at no cost to Tenant, shall be responsible for any maintenance, repair or replacement (as reasonably and mutually determined by Landlord and Tenant) necessary to put the applicable systems in the required condition. Landlord shall provide Tenant with any physical inspection reports in Landlord’s possession covering the Expansion Premises, including any such reports pertaining to the roof and/or mechanical (HVAC) systems. Except as otherwise specifically provided in this Amendment, Tenant shall be solely responsible, at Tenant’s own expense, for any and all tenant improvements and alterations required by Tenant for its occupancy and use of the Expansion Premises.

6.3.2 “Tenant Improvements”. Solely for purposes of applying the insurance provisions in Section 10.1 of the Original Lease (specifically including, but not limited to, Section 10.1(e) and (f) and the final sentence of Section 10.1(d)), from and after the Expansion Commencement Date (i) the terms “Tenant Improvements” and “Tenant Improvements constructed by Tenant pursuant to the Workletter” as used in such Section 10.1 shall be construed to include any alterations, additions or improvements constructed in the Expansion Premises by Tenant pursuant to this Amendment, and (ii) the term “Tenant Improvement Allowance” as used therein shall be construed to include the Improvement Allowance. In addition, Tenant’s contractors and subcontractors (in connection with work contracted directly by Tenant and not by Landlord) shall be required to carry (1) Commercial General Liability Insurance in an amount not less than $1,000,000 per occurrence and otherwise in accordance with the requirements of Article 10 of this Lease and such commercial general liability insurance shall name Landlord as an additional insured, and (2) Workers compensation.

6.4. New Building Improvements. Landlord shall construct the New Building and the Tenant Improvements in the New Building in accordance with the terms set forth in the Workletter attached hereto as Exhibit B. Tenant shall be permitted to use the New Building for all uses permitted by Section 9 of the Original Lease.

6.5. Tenant’s Maintenance and Repair Obligations. For avoidance of doubt, Tenant shall be responsible for the maintenance and repair of the mechanical, electrical and plumbing systems serving the entire Premises (i.e., the Existing Premises, the Expansion Premises and the New Building Premises), as they are constituted from time to time during the Term, as extended.

7. Option to Extend. Section 4 of the Third Amendment, as modified by the terms of this Section 7, shall be applicable to the entire Premises (i.e., the Existing Premises, Expansion Premises, and New Building Premises, without any right to extend the Term as to less than the entire Premises as then constituted).

7.1. Section 4(b) of the Third Amendment is hereby amended to provide that Tenant shall have two (2) options to further extend the term of the Lease for a period of five (5) years each, and the terms “Extended Term”, “Second Extended Term”, and “Extended Term Expiration Date” shall be deemed to refer to the then applicable term of the Lease or prior term or option term, as the case may be. All other terms of the Lease relating to Tenant’s right to extend the term of the Lease (including, without limitation, Section 7 of the Fifth Amendment) are superseded by this Section 7.

7.2. The first sentence of Section 4(c) of the Third Amendment is hereby deleted and replaced by the following: “If Tenant properly exercises its option to extend the term of this Lease for the Second Extended Term pursuant to paragraph (b) above, then the initial monthly minimum rental for the Premises during the Second Extended Term shall be equal to the greater of (i) 103.5% of the average monthly minimum rental applicable to the Premises immediately prior to the expiration of the prior term of the Lease, and (ii) the fair market rental (as defined below) for the Premises, determined as of the commencement of the Second Extended Term in accordance with this paragraph; minimum monthly rental shall thereafter increase on each anniversary of the commencement of the initial option term to equal 103.5% of the prior year’s minimum monthly rental.

8. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CB Richard Ellis and Cornish & Carey Commercial Newmark Knight Frank (the “Brokers”), and

that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. Landlord shall be responsible for payment of any brokerage commission due in connection with the Existing Premises, the Expansion Premises and the New Building as set forth in a separate agreement or agreements. The terms of this Section 8 shall survive the expiration or earlier termination of this Amendment.

9. Security Deposit. In connection with Tenant’s lease of the New Building Premises, the security deposit held by Landlord under the Lease shall be increased by an amount equal to two (2) months of minimum monthly rental payable with respect to the last two (2) months of the Extended Term (i.e., $686,898.41 based on the estimated 70,000 rentable square feet in the New Building Premises) (the “New Building Security Deposit”).

10. Parking. Tenant’s rights to use the unreserved surface parking areas in the Common Areas, as provided in Section 17.20 of the Original Lease, shall be increased as of the Expansion Premises Commencement Date to include 3.0 automobile parking stalls per 1,000 rentable square feet of the Expansion Premises. Tenant’s right to use the unreserved surface parking areas in the Common Areas also shall be increased as of the New Building Commencement Date to include an additional 210 stalls in connection with the New Building. Commencing (i) on the Expansion Commencement Date, Tenant shall have the right throughout the remainder of the Term, as extended, to designate up to ten (10) parking spaces for Tenant’s visitor parking for the Expansion Premises, and (ii) on the New Building Commencement Date, Tenant shall have the right through the remainder of the Term, as extended, to designate up to five (5) parking spaces for Tenant’s visitor parking for the New Building Premises, which designated spaces shall be located as mutually agreed upon by Landlord and Tenant, and may be changed by Tenant from time to time (at Tenant’s expense for any restriping or re-designation of spaces). As provided in Section 17.20 of the Original Lease, there shall be no cost or charge to Tenant for the nonexclusive use of parking spaces in the Center by Tenant and its employees and invitees.

11. Transportation Management. Tenant shall fully comply with all present or future programs mandated by the City of Mountain View intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

12. New Building Confirmations. At any time following the New Building Commencement Date, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days after receipt.

13. Applicability of Certain Provisions. For avoidance of doubt, the provisions of Sections 9 and 15 of the Third Amendment hereby are made applicable to the Expansion Premises and the New Building Premises, including, without limitation, the provisions of Section 9(e) thereof.

14. Signage. In connection with Tenant’s improvement and occupancy of the Expansion Premises and the New Building Premises, Tenant shall have the right to install building signage (including building “eyebrow” signage) and additional monument signage substantially consistent with the size, quality and nature of existing signage on buildings occupied by Tenant, subject to (i) Landlord’s prior approval as to location, size, design and composition of such signage (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) Landlord’s established sign criteria or signage program for the Center, consistent with other tenant signage programs in the Center, (iii) all restrictions and requirements imposed by applicable law and/or by applicable governmental authorities, and (iv) any additional restrictions and requirements set forth in the Lease regarding signage. All signage costs (including, without limitation, costs of installation, maintenance, removal and restoration) shall be at Tenant’s sole expense, and Tenant shall be solely responsible for obtaining (at Tenant’s sole expense) all necessary governmental approvals and permits in connection with Tenant’s signage requests.

15. Environmental Conditions. Not later than thirty (30) days after the Reference Date, Landlord shall provide to Tenant copies of all third-party studies and reports, if any, in Landlord’s possession regarding the environmental condition of the Expansion Premises and that portion of the Project upon which the New Building shall be constructed, as set forth in Section 9.6(b)(xi) of the Original Lease. If Landlord does not have in its possession studies or reports for the Expansion Premises or that portion of the Project upon which the New Building will be constructed, Landlord shall so notify Tenant in writing within such thirty (30)- day period. Landlord acknowledges that its indemnification obligations under Section 9.6(c) of the Original Lease shall be effective (i) with respect to the Expansion Premises from and after the Expansion Commencement Date (but shall be inapplicable to matters arising as a result of Tenant’s actions in the Expansion Premises during the term of the LinkedIn Sublease); and (ii) with respect to New Building and that portion of the Project upon which the New Building will be constructed from and after the New Building Commencement Date.

16. Absence of Certain Encumbrances. Reaffirming and updating the representation contained in the final sentence of Section 15.1 of the Original Lease, Landlord represents and warrants to Tenant that as of the Reference Date, neither the Premises nor the Center nor the Expansion Premises nor that portion of the Project upon which the New Building will be constructed is subject to any existing ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security.

17. Damage and Destruction. From and after the Reference Date, the provisions of Section 13.1(a) of the Original Lease hereby is revised to state in its entirety as follows:

(a) If the Premises or any portion of the Building or Common Areas of the Center reasonably necessary for Tenant’s access to or use and occupancy of the Premises is damaged or destroyed in whole or in any substantial part during the term of this Lease, Landlord shall obtain from Landlord’s architect, as soon as practicable (and in all events within forty-five (45) days) following the damage or destruction, (i) the architect’s reasonable, good faith estimate of the time within which repair and restoration of the Premises, Building and Common Areas (if applicable) can reasonably be expected to be completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment, and (ii) the architect’s reasonable, good faith opinion as to whether repair and restoration to that extent will be permitted under applicable governmental laws, regulations and building codes then in effect (collectively, the “Architect’s Estimate”). If the damage or destruction materially impairs Tenant’s ability to conduct its business operations in the Premises, and if either (A) the estimated repair time specified in the Architect’s Estimate exceeds nine (9) months (or, in the case of an occurrence during the final year of the term of this Lease, ninety (90) days), or (B) the Architect’s Estimate states that repair and restoration of the affected areas to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment will not be permitted under applicable governmental laws, regulations and building codes then in effect, then in either such event either Landlord or Tenant may terminate this Lease as of the date of the occurrence by giving written notice to the other party within thirty (30) days after the date of the occurrence or fifteen (15) days after delivery of the Architect’s Estimate, whichever is later. In addition, Landlord shall have a similar termination right if the damage or destruction arises from a risk that is not required to be insured against (and is not actually insured against) by Landlord under this Lease and if Landlord’s architect reasonably estimates that the uninsured cost to restore the portions of the Premises and Building for which Landlord is responsible to the condition required above would exceed five percent (5%) of the then applicable replacement cost of the entire Premises; provided, however, that if, within thirty (30) days after the date of Landlord’s election to terminate, Tenant elects by written notice to Landlord to pay the cost of the restoration in excess of the five percent (5%) cap and provides Landlord with reasonable evidence of its ability to do so, Landlord’s termination election shall be deemed rescinded, the parties shall proceed as otherwise provided in this paragraph and this Lease shall continue in full force and effect. If the circumstances creating a termination right under the parties preceding two sentences do not exist, or if such circumstances exist but neither party timely exercises any applicable termination right, then this Lease shall remain in full force and effect and (x) Landlord, as to the Common Areas of the Center and as to the shell of the Building and the alterations, additions and improvements that Landlord is required to insure under Section 10.1(d) above, and (y) Tenant, as to the alterations, additions and improvements that Tenant is required to insure under Section 10.1 (e) above, shall respectively commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, the repair and restoration of such respective portions of the Property and Premises to a condition substantially comparable to that which existed immediately prior to the damage or destruction; provided, however, that Tenant in its discretion may elect not to repair, rebuild or replace any or all of the items which would otherwise be Tenant’s responsibility under clause (y) of this sentence to the extent such items were constructed or installed at Tenant’s sole expense and without any use of funds from the Tenant Improvement Allowance. Notwithstanding anything to the contrary contained in the foregoing provisions of this paragraph, if Landlord is required to repair and restore any part of the Premises, Building and/or Common Areas pursuant to this paragraph (a) and such repair and restoration has not been substantially completed (i.e., completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment) within one (1) year after the date of the casualty or other event requiring such repair or restoration, then Tenant in its discretion may (but shall not be obligated to) terminate this Lease by giving written notice of such termination to Landlord at any time after expiration of such one- year period and prior to Landlord’s substantial completion of the required repair or restoration; provided, however, that such termination shall not be effective if Landlord thereafter substantially completes such repair and restoration within thirty (30) days after receipt of Tenant’s notice of termination.

18. Conditions Precedent. This Amendment is conditioned upon the execution and delivery by the proper parties thereto of (i) a written agreement terminating the Microsemi Lease (“Microsemi Lease Termination Agreement”); (ii) a written agreement terminating the LinkedIn Sublease (including Landlord’s written consent thereto (“LinkedIn Sublease Termination Agreement”), and (iii) the Temporary Space Sublease (collectively the “Related Agreements”). If, for any reason whatsoever, each of the Related Agreements is not fully executed and delivered by all parties by December 31, 2011, then this Amendment with respect to both the Expansion Premises and the New Building Premises shall be deemed null and void and of no further force and effect, and the Existing Lease shall remain unmodified and in full force and effect.

19. Notices. Notwithstanding any contrary provision of the Lease, as hereby amended, as of the date of this Amendment, any notices to Landlord must be sent, transmitted or delivered, as the case may be, to the following addresses:

BRITANNIA HACIENDA VIII, LLC

c/o HCP, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, CA 90806-2473

Attention: Legal Department

with a copy to:

HCP Life Science Estates

400 Oyster Point boulevard, Suite 409

South San Francisco, CA 94080

Attn: Jon Bergschneider

and with courtesy copies to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

20. Execution and Delivery. This Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. Signatures transmitted by facsimile or by electronic mail in PDF format shall be binding upon the party transmitting same and shall have the same effect as original signatures, provided that such party thereafter delivers corresponding original signatures to the receiving party within five (5) business days after such initial transmission of signatures by facsimile or electronic mail.

21. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and the New Building Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”	“TENANT”

BRITANNIA HACIENDA VIII LLC,	LINKEDIN CORPORATION,
a Delaware limited liability company	a Delaware corporation

By: HCP Estates USA Inc.,	By: /s/ Jeff Weiner
a Delaware corporation	Name: Jeff Weiner
Title: CEO

By: /s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
Executive Vice President

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT B

NEW BUILDING PREMISES WORKLETTER

This Workletter (“Workletter”) constitutes part of the Sixth Amendment to Lease dated as of October      , 2011 (the “Amendment”) between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and LINKEDIN CORPORATION a Delaware corporation (“Tenant”). The terms of this Workletter are incorporated in the Amendment for all purposes.

1. Defined Terms. As used in this Workletter, the following capitalized terms have the following meanings:

(a) Approved Plans: Plans and specifications prepared by Tenant and the applicable Architect (under contract to Landlord) for the Tenant Improvements and approved by Landlord and Tenant in accordance with Paragraph 2 of this Workletter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b) Architect: A licensed, qualified architect designated by, and contracted with, Landlord and subject to Tenant’s reasonable approval. Landlord hereby approves AP+I as the Architect for the Tenant Improvements. Tenant shall work with Architect in good faith and with all due diligence as set forth in this Workletter to provide Architect with such information and approvals as are required in a timely fashion.

(c) Building. The “New Building”, as defined in the Amendment, to be constructed by Landlord pursuant to the terms of this Workletter.

(c) Tenant Change Request: See definition in Paragraph 2(c)(ii) hereof.

(d) Final Working Drawings: See definition in Paragraph 2(a) hereof.

(e) General Contractor: A licensed, qualified general contractor designated by Landlord. Landlord hereby designates Hathaway Dinwiddie Construction Company as the General Contractor for the Tenant Improvements and for the Warm Shell Work. Tenant shall have no right to direct or control such General Contractor.

(f) Contract: The construction contract to be entered into between Landlord and the General Contractor as set forth in Section 4(d), below.

(h) Premises: As used in this Workletter, the term “Premises” shall be deemed to refer only to the “New Building Premises” as defined in the Amendment.

(i) Project Manager: Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.

(j) Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause the Warm Shell Work and any applicable portion of the Tenant Improvements as constructed to conform to the Approved Plans in all material respects and that do not materially interfere with Tenant’s use or occupancy of the Building and the Property.

(k) Schedule: That certain project timeline setting forth the anticipated dates for approvals and completion of certain items of work as set forth on Schedule B-1 attached hereto, which may be modified from time to time as reasonably agreed by Landlord and Tenant.

(l) Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.

(m) Tenant Delay: Any of the following types of delay in the completion of construction of Tenant Improvements (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Tenant Improvements to be delayed):

(i) Any delay resulting from Tenant’s failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord’s Project Manager in connection with the design or construction of Tenant Improvements, or from Tenant’s failure to approve in a timely manner any matters requiring approval by Tenant;

(ii) Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request;

(iii) Any delay caused by Tenant (or Tenant’s contractors, agents or employees) materially interfering with the performance of Tenant Improvements, provided that Landlord shall have given Tenant prompt notice of such material interference; or

(iv) Any delay caused by the requirement that the General Contractor install equipment on behalf of Tenant, which equipment is not a part of the Tenant Improvements.

A Tenant Delay as set forth in items (i), (ii), (iii), and (iv), or as otherwise defined in this Workletter, shall not be deemed to have commenced until such time as Landlord has delivered written notice to Tenant specifying the circumstances that constitute a Tenant Delay.

(n) Tenant Improvements. The improvements to be constructed in the Building by Landlord as described more fully in Schedule B-3. The term “Tenant Improvements” does not include the Warm Shell Work. The Tenant Improvements shall be designed and constructed to achieve LEED Gold certification upon completion.

(o) Unavoidable Delays: Delays due to acts of God, acts of public agencies (including delays in the permitting process), labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, delays due to local utility providers, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable. Landlord and Tenant shall use reasonable efforts to provide each other with prompt notice of any Unavoidable Delays.

(p) Warm Shell Work. The construction by Landlord of the Building foundation, shell and systems as set forth in Section 2a of this Tenant Work Letter, and as described more fully in Schedule B-2.

(q) Landlord Delays: Any delay in the completion of construction of Tenant Improvements (but in each instance, only to the extent that any of the following such delay has actually and proximately caused substantial completion of Tenant Improvements to be delayed) caused by Landlord’s failure to act in accordance with the terms of this Workletter, provided that a Landlord Delay shall not be deemed to have commenced until such time as Tenant has delivered written notice to Landlord specifying the circumstances that constitute a potential Landlord Delay.

(r) Capitalized terms not otherwise defined in this Workletter shall have the definitions set forth in the Amendment or Lease.

2. Plans and Construction.

(a) Warm Shell Work. At Landlord’s sole cost and expense, and without deduction from the Tenant Improvement Allowance, Landlord shall construct the base, shell, and core of the Building substantially in accordance with the plans and specifications referenced in Schedule B-2 to this Workletter (the “New Building Plans”). Landlord reserves the right to modify the New Building Plans as reasonably deemed necessary by Landlord (provided, however, that if any such modification causes any actual delay in the substantial completion [as defined below] of the Tenant Improvements beyond March 1, 2013, such modification shall be deemed a Landlord Delay), or as required to comply with applicable laws. Following the substantial completion of the Warm Shell Work (or, to the extent elected by Landlord, concurrent with the Warm Shell Work), Landlord shall construct the Tenant Improvements in the Building, at Tenant’s cost, subject to (but not limited by) the Tenant Improvement Allowance, and otherwise in accordance with the terms of this Workletter.

(b) Approved Plans and Working Drawings for Tenant Improvements. Not later than April 16, 2012, Landlord’s Architect shall prepare, in conjunction with Tenant, to the extent required, preliminary plans (the “Landlord’s Preliminary Plan”) in order to allow for the construction by Landlord of the Tenant Improvements. Landlord shall submit the Landlord’s Preliminary Plan to Tenant for Tenant’s approval and information. Within seven (7) business days after Tenant has received Landlord’s Preliminary Plan, Tenant shall either approve Landlord’s Preliminary Plan or set forth in writing with particularity any changes necessary to bring the Preliminary Plan into a form which will be reasonably acceptable to Tenant. In the event the parties cannot reach agreement and resolve all disputed matters relating to the Landlord’s Preliminary Plan, representatives of both parties shall promptly make themselves available to discuss and resolve any such disputed matters, and Landlord’s Preliminary Plan shall promptly be revised by Landlord to incorporate any agreed upon changes. In the event the parties cannot reach agreement and resolve all disputed matters relating to the Landlord’s Preliminary Plan, any delay shall be an Unavoidable Delay. Within seven (7) days after the parties have approved Landlord’s Preliminary Plan, Landlord shall prepare or cause to be prepared (assuming timely delivery by Tenant of all information and decisions reasonably required to be furnished or made by Tenant in order to permit preparation of Landlord’s Final Working Drawings, and subject to Tenant Delays and Unavoidable Delays), final detailed working drawings and specifications for the Tenant Improvements constituting Tenant Improvements, including (as applicable) structural, fire protection, life safety, mechanical, electrical and plumbing working drawings, and final architectural drawings (collectively, “Landlord’s Final Working Drawings”). Landlord’s Final Working Drawings shall be based on and consistent with Landlord’s Preliminary Plan in all material respects (except as otherwise mutually approved by the parties in their respective discretion). Within seven (7) days after receipt of the Landlord’s Final Working Drawings, Tenant shall promptly and diligently either approve Landlord’s Final Working Drawings or set forth in writing with particularity any changes necessary to bring the aspects of such proposed plans and specifications or Landlord’s Final Working Drawings into a form which will be reasonably acceptable to Tenant. In the event the parties cannot reach agreement and resolve all disputed matters relating to the Landlord’s Final Working Drawings, representatives of both parties shall promptly make themselves available to discuss and resolve any such disputed matters, and the Landlord’s Final Working Drawings shall promptly be revised by Landlord to incorporate any agreed upon changes. In the event the parties cannot reach agreement and resolve all disputed matters relating to the Landlord’s Final Working Drawings, any delay shall be an Unavoidable Delay. Notwithstanding any other provisions of this paragraph, if Tenant objects to any aspect of Landlord’s Final Working Drawings (including, but not limited to, any subsequently proposed changes therein from time to time) that is (i) materially consistent with the Landlord’s Preliminary Plan, (ii) necessitated by applicable law or as a condition of any governmental or other third-party approvals or consents that are required to be obtained in connection with Tenant Improvements, or (iii) that is required as a result of unanticipated conditions encountered in the course of construction of Tenant Improvements, then any delays in the completion of the Landlord TI Work resulting from such objection or Landlord’s Final Working Drawings resulting from such objection, shall be a Tenant Delay.

(c) Construction of Tenant Improvements. Following completion of Landlord’s Final Working Drawings as approved by Landlord and Tenant, and finalization of the Contract, Landlord shall apply for and use commercially reasonable, good faith efforts to obtain the necessary permits and approvals to allow construction of the Tenant Improvements. Upon receipt of such permits and approvals, Landlord shall construct and complete the Tenant Improvements in accordance with the Landlord’s Approved Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction shall be performed in a neat, good and workmanlike manner and shall conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed, using new materials and equipment of good quality. Landlord shall use good faith efforts to diligently prosecute the construction of the Tenant Improvements in accordance with the Schedule.

(d) Changes.

(i) If Landlord reasonably determines at any time that changes in any aspect of the Landlord’s Approved Plans are required as a result of applicable law or governmental requirements, or are required at the insistence of any other third party whose approval is required with respect to the Tenant Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances, and consult with Tenant with regard to the manner in which such changes are instituted, and (B) cause revised Landlord’s Final Working Drawings to be prepared by Landlord’s Architect and submitted to Tenant, for Tenant’s approval, which shall not be unreasonably withheld. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of such required changes within five (5) business days after delivery thereof to Tenant, shall constitute and be deemed to be a Tenant Delay.

(ii) If Tenant at any time desires any changes, alterations or additions to the Landlord’s Approved Plans, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a “Tenant Change Request”). Upon receipt of any such request, Landlord shall notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord’s estimate of the number of days of delay, if any, which shall be caused in Tenant Improvements by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord’s estimate of the change, if any, which shall occur in the cost of the Tenant Improvements affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). Landlord shall so notify Tenant within five (5) business days of Landlord’s receipt of the Tenant Change Request, provided that such period shall be extended by up to two (2) additional business days if because of the nature of the proposed changes, alterations or additions, Landlord cannot reasonably respond within a five (5) business day period. If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within five (5) business days after receipt of such notice from Landlord, of Tenant’s approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord’s notice), then Landlord shall cause such Tenant Change Request to be implemented, and any actual delays resulting therefrom shall be deemed to be a Tenant Delay, and any actual change in costs incurred shall be a part of the Total Project Cost. If Tenant fails to notify Landlord in writing of Tenant’s approval of such Tenant Change Request within said five (5) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(e) Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Workletter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant’s compliance with its obligations under this Workletter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request.

3. Completion.

(a) When Landlord receives written certification from Architect that construction of the Warm Shell Work and Tenant Improvements in the Building has been completed in accordance with the Landlord’s Approved Plans (except for Punch List Work), Project Manager or other representatives of Landlord shall conduct one or more “walkthroughs” of the Building with Tenant and Tenant’s representatives, to mutually identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items. Landlord shall prepare and deliver to Tenant a certificate signed by both Landlord and Architect (the “Substantial Completion Certificate”), in accordance with the AIA standard form, (i) certifying that the construction of the Warm Shell Work and the Tenant Improvements in the Building has been substantially completed in a good and workmanlike manner in accordance with the Landlord’s Approved Plans in all material respects, subject only to completion of Punch List Work, and that all governmental approvals necessary for Tenant’s legal occupancy of the Building have been issued, and specifying the date upon which both of those conditions have been satisfied, (ii) certifying that the Warm Shell Work and Tenant Improvements comply with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery, and setting forth the Punch List Work. Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of the Premises by Landlord to Tenant, Tenant Improvements in the Building will be deemed delivered to Tenant and the New Building Commencement Date for all purposes of the Lease (subject to Landlord’s continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Workletter with respect to such Tenant Improvements) shall be deemed to have occurred.

(b) Promptly following delivery of the Substantial Completion Certificate for the Warm Shell Work and Tenant Improvements in the Building, Landlord shall diligently complete the Punch List Work reflected in such joint punch list within thirty (30) days. Tenant acknowledges that depending on the nature and scope of the punch list items, certain work may extend beyond such 30-day period. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a

Notice of Completion (as defined in Section 3093 of the California Civil Code) with respect to the Warm Shell Work and Tenant Improvements in the Building. Landlord shall conduct at least one (1) additional “walkthrough” with Tenant and Tenant’s representatives after the date which is ten (10) months following the delivery of the Substantial Completion Certificate to identify any defects in construction or required repairs that might be covered by a warranty or guaranty obtained in connection with the construction of the Warm Shell Work and Tenant Improvements.

(c) All construction, product and equipment warranties and guaranties obtained by Landlord with respect to the Warm Shell Work and Tenant Improvements shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant, whether or not such warranties and guaranties expressly run to the benefit of Tenant.

(d) Notwithstanding any other provisions of this Workletter or of the Lease, if Landlord is delayed in substantially completing any of Tenant Improvements as a result of any Tenant Delay, then notwithstanding any other provisions of the Lease to the contrary, the Tenant Improvements shall be deemed to have been substantially complete on the date the Tenant Improvements would have been substantially complete absent such Tenant Delay. The number of days of any Landlord Delays or Unavoidable Delays shall be credited against the number of days of any Tenant Delays, however.

4. Payment of Costs. Subject to Landlord’s provision of the Tenant Improvement Allowance, Tenant shall pay all of the Total Project Cost, as defined in Section 4(b), below.

(a) Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Tenant Improvement Allowance”) in the amount of $50.00 per rentable square foot of the Premises (i.e., $3,500,000.00) for the costs relating to the initial design and construction of the Tenant Improvements.

(b) Cost Proposal; Contract; Allowance Election. After Landlord and Tenant have approved the Landlord’s Final Working Drawings, Landlord shall cause General Contractor to solicit subcontractor bids based on Landlord’s Final Working Drawings. Landlord, Tenant and the General Contractor shall mutually review the bids and discuss the same with the bidding subcontractors, and shall mutually agree upon the subcontractors. After the subcontractors have been selected based on such bidding process, Landlord shall cause the General Contractor to enter into a construction contract (the “Contract”). In connection with the foregoing, if Tenant shall fail to respond to any request by Landlord with respect to approvals of the cost proposal or final Contract price within seven (7) business days after Landlord’s request (provided that, if the dates upon which such approvals are requested deviate significantly from the dates for such actions as set forth in the Schedule for any reason other than a Landlord Delay or an Unavoidable Delay,, such time period shall be extended to be ten (10) business days), any delay as a result of such failure shall be deemed to be a Tenant Delay. As used herein the “Total Project Cost” shall be equal to the sum of (i) the cost of the preparation of all of the plans and specifications for the Tenant Improvements (including the Preliminary Plan and the Landlord’s Final Working Drawings, and Landlord’s Approved Plans), and (ii) all other amounts to be expended in connection with the construction of the Tenant Improvements, as included in project budget documentation provided by Landlord to Tenant from time to time for which Landlord will be holding the contracts or making payments (e.g., design costs and permit fees). Total Project Cost shall not include items or work for which Tenant contracts directly.

(c) Over Allowance Amount. The amount by which the Total Project Cost exceeds the amount of the Tenant Improvement Allowance remaining as of the commencement of construction of the Tenant Improvements is referred to herein as the “Over Allowance Amount”. During the course of construction of the Tenant Improvements, Tenant shall pay a fraction of each amount to be disbursed by Landlord or otherwise paid pursuant to the terms of this Tenant Work Letter (the “Over Allowance Payments”), the numerator of which fraction shall equal the projected Over Allowance Amount, and the denominator of which fraction shall equal the projected Total Project Cost, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. To the extent the projected Total Project Cost changes during the course of design and construction of the Tenant Improvements, including as the result of any Tenant Change Requests, the Over Allowance Payments shall be appropriately adjusted. Any delays in the construction of the Tenant Improvements resulting from Tenant’s failure to make any Over Allowance Payments shall be a Tenant Delay.

(d) Disbursement. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) for costs related to the design, permitting, supervision and construction of the Tenant Improvements, including any changes to the existing Building condition required in connection therewith. Landlord shall provide Tenant with a copy of each applicable draw request. Tenant shall approve such draw request (which approval shall not be unreasonably withheld, and shall not be withheld if the draw request is within the approved budget, or is otherwise within the previously approved Total Project Cost), and provide Landlord with any required Over Allowance Payments within thirty (30) days after Tenant’s receipt of such draw request. Tenant’s failure to respond to a request for approval within such 30-day period shall be deemed to constitute Tenant’s approval of such request (but such deemed approval shall not be deemed to be Tenant’s agreement that the work to which such payment relates has been performed satisfactorily in accordance with the Landlord’s Approved Plans, or to waive Tenant’s ability to require any deficiencies in such work to be corrected at a later date). In addition, Landlord shall submit to Tenant monthly during the performance of the Tenant Improvements a report setting forth in detail: (i) a computation of the Total Project Costs incurred during the prior month (including all requested and approved Change Orders); and (ii) the cumulative Total Project Costs incurred through the end of such month. Such report shall be submitted by the fifteenth (15th) day of each month and shall be accompanied by invoice back-ups and conditional or unconditional lien releases as received by Landlord. All Total Project Costs and Tenant’s share (if any) thereof shall be subject to audit, verification, and correction, if necessary, by Tenant and/or its authorized representatives (who shall have access to the relevant portions of the Landlord’s books and records for such purpose) without either party being prejudiced by any payment thereunder.

(e) Project Manager Fees. Landlord shall receive a reimbursement of fees payable to its Project Manager in the amount of $2.06 per rentable square foot of the Premises (the “PMA Fee”), which shall be deducted from the Tenant Improvement Allowance. If the Total Project Cost exceeds $100.00 per rentable square foot of the Premises (i.e., $7,000,000), then the PMA Fee shall be increased by an amount equal to 2.9% of such overage.

(f) Unused Portion of Tenant Improvement Allowance. Any amounts of the Tenant Improvement Allowance not disbursed or allocated by the date that is one (1) year after the substantial completion of the Tenant Improvements shall revert to Landlord and Tenant shall have no further rights with respect thereto; provided, however, that the one (1)- year deadline shall be extended if the Tenant Improvement Allowance has not been disbursed for allocated as a result of the failure of the Contractor or any subcontractor, materialman or other party providing equipment, materials or services in connection with the construction of the Tenant Improvements to timely submit invoices therefor.

(g) Notwithstanding the foregoing or anything to the contrary in this Workletter, the Total Project Costs shall not include, the Tenant Improvement Allowance shall not be used for, and Landlord shall bear all costs with respect to: (i) any work to the Building, or Premises or Center other than the Tenant Improvements (other than work contracted by or on behalf of Tenant directly, and not as a part of the Tenant Improvements); (ii) premiums or the incremental portion thereof for insurance policies required under the Lease to be procured by Landlord (other than Builder’s All Risk or similar insurance reasonably procured with respect to the construction of the Tenant Improvements); (iii) charges and expenses for changes to the Approved Plans that have not been approved by Tenant, have not been required by applicable law; (iv) wages, labor and overhead for over-time and premium time (unless approved in writing by Tenant); (v) additional costs and expenses incurred by Landlord on account of any contractor’s or subcontractor’s default or construction defects; (vi) principal, interest and fees for construction and permanent financing; (vii) except for the PMA Fee or other costs as expressly set forth in this Workletter, fees or charges for construction management, supervision, profit, overhead or general conditions by Landlord or any third party other than the contractors who are performing the Tenant Improvements; (viii) costs for which Landlord receives reimbursement from others, including, without limitation, insurers and warrantors (Landlord shall use commercially reasonable efforts to maximize the amount of all reimbursements to which it is entitled); (ix) restoration costs in excess of insurance proceeds as a consequence of casualties; (x) penalties and late charges attributable to Landlord’s failure to pay the Total Project Costs; (xi) attorneys’, experts’ and other fees and costs in connection with contracts and disputes; and (xii) costs arising from or in connection with the presence of Hazardous Substances on the Premises or Center not introduced by Tenant.

5. No Agency. Nothing contained in this Workletter shall make or constitute Tenant as the agent of Landlord.

6. Miscellaneous. All references in this Workletter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

7. Delays in Warm Shell Work, Tenant Improvements. Notwithstanding anything to the contrary contained in this Workletter or the 6th Amendment, if (i) substantial completion of the Warm Shell Work is not completed by the date set forth in the Schedule due to any Landlord Delay or Unavoidable Delay, and as a result of such Landlord Delay or Unavoidable Delay substantial completion of the Tenant Improvements is delayed beyond March 1, 2013, or (ii) if substantial completion of the Tenant Improvements is delayed beyond March 1, 2013, due to any Landlord Delay or Unavoidable Delay, then, subject to any Tenant Delay, the New Building Commencement Date shall be delayed day for day by the same number of days of Landlord Delay and Unavoidable Delays.

SCHEDULE B-1

ANTICIPATED SCHEDULE DATES

SCHEDULE B-1

ANTICIPATED SCHEDULE DATES

HCP life science estates

ID	Task Name	Dur	Start	Finish
1	**Warm Shell Work**	**49 wks**	**Thu 12/15/11**	**Thu 12/6/12**
2	Warm Shell Permitting	89 edays	Thu 12/15/11	Tue 3/13/12
3	Warm Shell Construction	268 edays	Tue 3/13/12	Thu 12/6/12
4	Structural Completion	0 days	Fri 10/12/12	Fri 10/12/12
5	**TI Work**	**62.6 wks**	**Mon 1/2/12**	**Sun 3/31/13**
6	TI Programming	47 edays	Mon 1/2/12	Sat 2/18/12
7	Landlord's Preliminary Plan	58 edays	Sat 2/18/12	Mon 4/16/12
8	Tenant Review/Approval	7 days	Mon 4/16/12	Tue 4/24/12
9	Landlord's Final Working Drawings	100 edays	Tue 4/24/12	Thu 8/2/12
10	Tenant Review/Approval	7 days	Fri 8/3/12	Mon 8/13/12
11	TI Permitting	60 edays	Mon 8/13/12	Fri 10/12/12
12	TI Construction	140 edays	Fri 10/12/12	Fri 3/1/13
13	TI Substantial Completion/Rent Commencement	0 edays	Fri 3/1/13	Fri 3/1/13
14	TI Punch List	30 edays	Fri 3/1/13	Sun 3/31/13

2012
2013
Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov
Warm Shell Work
12/15 Warm Shell Permitting
3/13 Warm Shell Construction
10/12 Structural Completion
TI Work
1/2 TI Programming
2/18 Landlord's Preliminary Plan
4/16 Tenant Review/Approval
4/24 Landlord's Final Working Drawings
8/3 Tenant Review/Approval
8/13 TI Permitting
10/12 TI Construction
3/1 TI Substantial Completion/Rent C
3/1 TI Punch List

Prepared by: Project Management Advisors, Inc. / Shoreline Tech Park 10.16.11 work letter Page 1 of 1 Printed: Mon 10/17/11 8:46 AM

SCHEDULE B-2

DESCRIPTION OF WARM SHELL WORK

The “Base Building” or “Warm Shell Work” as used in the Lease to which this Schedule B-2 is attached and in the Workletter described therein shall consist of the following:

GENERAL

1.	Base Building design and permitting fees, except as specifically included in Tenant Improvements under Schedule B-3

2.	Core and Shell designed and constructed with intent of obtaining LEED Gold CS certification, unless LEED Gold NC certification is obtained jointly with Tenant pursuant to General Item #9 in Schedule B-3.

SITE

1.	Exterior hardscape and landscape, including site lighting, except as specifically indicated as included in Tenant Improvements under Schedule B-3

2.	Exterior bike racks

3.	Service yard foundations, structure, enclosure for Tenant-provided emergency generator, enclosure for Tenant-provided self-contained chemical storage units (foundation design to accommodate depressed slab); covered trash enclosure

4.	Loading area, including coiling door at Building service entrance

ARCHITECURAL

1.

Building structure, envelope and waterproofing, except as specifically indicated as being included in Tenant improvements under Schedule B-3, including: foundation system consisting of strip and isolated footings; ground floor is a reinforced concrete slab-on grade; 2nd floor is metal deck with concrete fill; roof structure is steel beams and girders with metal deck under rigid insulation and built-up membrane roof system; building structural framing consists of steel beams, girders, columns; building skin consists of concrete panels with windows; seismic system utilizes concrete wall panels. Building type is classified as 2A, base building structural fireproofing is included if required by code.

2.	Polyethylene vapor barrier under grade level slab

3.	Floor designed for 80 PSF uniform live load (non-reducible)

4.	Building lobby, including lighting, HVAC and standard wall and floor finishes.

5.	Code required Building entrances and exits

6.	Two steel stairways including rated enclosures (taped and sanded; finishes by Tenant), handrails and guardrails, code compliant stairwell lighting. Stairwell finishes and HVAC by Tenant. Lobby stair is not enclosed unless required by code. Second stairwell provides for roof access.

7.	Interior columns furred. Exterior furring, insulation and firesafing by Tenant.

8.

One freight and one passenger hydraulic, single-door elevator, including pits, cabs, cab supports, openings, elevator machine rooms and equipment. Elevators service 1st and 2nd floor – no elevator service to roof.

9.	Restroom Core: Two sets of Restrooms and one set of showers, including shower lockers and all associated fixtures and finishes, including standard ceramic tile at floors and wet walls, floor mounted PLAM partitions, solid surface sink tops, standard ADA compliant, low-flow fixtures consistent with intended LEED Gold certification.

10.	Concrete mechanical equipment pads on the roof for shell-provided HVAC equipment. Pads for Tenant-provided equipment (EF’s, etc.) by Tenant.

11.	Rooftop visual screens for rooftop equipment.

MEP/FP

1.	Building domestic water service and plumbing distribution to Restroom Core, including site underground lines and connection to main, irrigation meter, main water meter, electric water heaters in finished Tenant janitor closets. Water service plumbing roughed-in to unfinished Tenant space to accommodate Tenant distribution. Submeters, as may be required for LEED certification, by Tenant.

2.	Building storm and overflow drainage systems, including site underground storm sewer system and connection to storm drain main.

3.	Building sanitary sewer service and sanitary piping distribution to Restroom Core, including site underground lines, connection to sewer main, and sanitary “gut” line below the first floor slab.

4.	Wet fire protection (risers, loops, branches and heads) for “ordinary hazard” occupancy, including site underground lines, fire department connection and post-indicator valve, fire alarm, signal, and monitoring system. Complete distribution at lobby and restroom core areas; mains, branch lines and upright heads in unfinished Tenant spaces.

5.	Firesafing at Landlord-provided vertical piping penetrations. Firesafing at deck edge and other openings by Tenant.

6.	Empty conduit stubs at building entrances up to ceiling cavity for Tenant tie-in to Tenant- provided building security system.

7.	Electrical service to Restroom Core and Lobby, including lighting fixtures with associated controls, receptacles, tenant distribution panels, electrical service to HVAC equipment, 2500 Amp 480/277 V main switchboard with individual meters, and electrical utility pad and transformer. Electrical service distributed to branch electrical room on each floor.

8.	Site underground conduits for telecommunications to main point of entry (MPOE) with branch conduits overhead to MDF room, one per floor.

9.	Main gas service including site underground piping from gas main, main meter connection outside building and distribution to Landlord-provided HVAC equipment. Submetering and distribution to Tenant-provided equipment by Tenant.

10.	Heating, Ventilation, Air-Conditioning System (all roof-mounted equipment) including rooftop sleepers, pads, and curbs for HVAC equipment, and distribution, diffusers & controls for lobby and restrooms. Air-cooled chillers and air handlers located on roof curbs/pads with medium pressure duct distribution loop on each floor.

a.	HVAC system designed to be single duct VAV terminal boxes with reheat and cooling only – cooling and reheat through VAVs by Tenant.

b.	Gas-fired boilers w/ pumps provided for hot water space heating with piping distributed in risers in building with isolation valves at each floor for Tenant distribution and connection to VAV boxes.

c.	HVAC system to be monitored and controlled through a DDC based Building Automation System – VAVs/zoning by Tenant.

d.	Total building cooling loads limited to 300 tons.

SCHEDULE B-3

DESCRIPTION OF TENANT IMPROVEMENTS

The “Tenant Improvements” to be performed in the Building pursuant to the Lease to which this Schedule B-3 is attached and the Workletter described therein shall include, but not necessarily be limited to, the following, to be constructed from Tenant Improvement Allowance funds or otherwise at Tenant’s expense:

GENERAL

1.	All tenant construction, design fees, fixtures, furnishings, etc. to support tenant requirements within Premises to the extent not fully built out and finished as part of Landlord’s Work under Schedule B-2, or as modifications to Restroom Core, including lobbies, circulation, additional restrooms and all other features not specifically indicated as part of the Warm Shell Work in Schedule B-2.

2.	All TI design fees and reimbursable expenses

3.	All other “soft” costs, including TI permit/development fees, utility capacity or connection charges, etc.

4.	All testing and inspection of TI construction

5.	Builders risk insurance for TI construction, including earthquake coverage

6.	All general contractor preconstruction services costs related to TI construction

7.	Construction lift for contractor safety, access and stocking of materials, if required

8.	Landlord-provided or Tenant-provided management of TI design and construction activities

9.	Design and construction to achieve LEED Gold CI certification. Notwithstanding the foregoing, Landlord and Tenant may collaborate and jointly pursue LEED Gold NC certification which would satisfy both Landlord and Tenant obligations to obtain LEED Gold certification on their respective work.

SITE

1.	Outdoor lounge and eating area

2.	Tenant Improvements shall not include the design and/or construction of infrastructure, landscaping or other site improvements unless specifically requested by Tenant or necessitated as a result of Tenant Improvements

ARCHITECTURAL

1.	Exterior Building skin modifications to support Tenant Improvement systems (e.g., louvers for additional HVAC accommodation)

2.	Modification of structure for openings at floors and roof

3.	Enhancement of structure for live loading above 80 PSF or vibration control criteria

4.	Addition of structure fireproofing resultant from Tenant Improvement modifications to building structure

5.	Custom finishes beyond those provided by Landlord under Schedule B-2

6.	Wallboard capture trim, furring and firesafing at exterior window wall, not specifically included in Base Building in Schedule B-2

7.	Shaft walls or other fire separations required by code for the Tenant Improvements not included in Warm Shell as described in Schedule B-2

8.	Skylights, including curbs, roof patching, etc.

9.	Additional elevators by Tenant.

MEP/FP

1.	All process utility systems, such as Compressed Dry Air, Vacuum, Nitrogen, Deionized Water, Natural Gas, including equipment, installation, infrastructure and enclosures for each system.

2.	Modifications/enhancements to wet fire protection required by TI design

3.	Modifications/enhancements to fire alarm system required by TI design

4.	Building Security System and/or upgrades to exterior doors

5.	All electrical and telecommunications wire and service not specifically included in Base Building per Schedule B-2

6.	All HVAC System additions/modifications/enhancements not specifically included in Base Building per Schedule B-2

EXHIBIT C

NEW BUILDING CONFIRMATION NOTICE

TO:

Re:	SIXTH AMENDMENT TO LEASE (“Amendment”) dated October , 2011, by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and LINKEDIN CORPORATION a Delaware corporation (“Tenant”).

Gentlemen:

In accordance with the referenced Amendment we wish to advise you and/or confirm as follows:

1.	The New Building Commencement Date shall occur on or has occurred on .

2.	The exact number of rentable/usable square feet within the New Building Premises is square feet.

3.	Base Rent payable with respect to the New Building Premises is as follows:

4.	If the New Building Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the applicable monthly installment.

5.	Your rent checks should be made payable to at .

EXHIBIT C

6.	Tenant’s Center Wide Share as adjusted based upon the exact number of usable square feet within the New Building Premises is %.

LANDLORD:

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company

By:	HCP Estates USA Inc., a Delaware corporation

By:
Jonathan M. Bergschneider
Executive Vice President

Agreed to and Accepted as of , 20 .

LINKEDIN CORPORATION,
a Delaware corporation

By:

Name:

Title:

EXHIBIT C